Exhibit 99.1

DURECT Corporation Appoints Dr. Norman Sussman as Chief Medical Officer

CUPERTINO, Calif., November 2, 2020/PRNewswire/ -- DURECT Corporation (Nasdaq: DRRX), a biopharmaceutical company focused on the development of treatments for acute organ injury and chronic liver diseases, today announced it has appointed Norman Sussman, M.D. as its Chief Medical Officer, effective immediately. In this new role, Dr. Sussman will oversee the clinical development of DURECT’s pipeline including multiple indications for its lead investigational drug candidate DUR-928.

“We are excited to welcome Dr. Sussman as our Chief Medical Officer as we continue to advance DUR-928 through clinical development for the treatment of alcoholic hepatitis (AH), nonalcoholic steatohepatitis (NASH), and other indications,” stated James E. Brown, D.V.M., President and Chief Executive Officer of DURECT. “Dr. Sussman is a renowned hepatologist with a proven track record in clinical research of liver diseases. We believe he will provide critical support in advancing our clinical programs and we look forward to his contributions.”

Dr. Sussman commented, “I am delighted to be joining DURECT at this exciting time for the company as it prepares to initiate dosing in a potentially pivotal Phase 2b trial in AH and continues to advance clinical programs for other indications involving acute organ injury and chronic liver diseases. DUR-928 is an epigenetic regulator with a unique mechanism of action that has potential to transform the treatment of these diseases. I look forward to leveraging my clinical experience as I join a talented and dedicated team at DURECT working to bring desperately needed, potentially life-saving therapies to patients with no good therapeutic options.”

Dr. Sussman has extensive clinical experience and expertise in the liver disease field and brings over 30 years of clinical research and development experience in academia and industry. He joins DURECT from Baylor College of Medicine, where he was an Associate Professor of Medicine and Surgery. Dr. Sussman has been a faculty member of Baylor College of Medicine intermittently since 1985. During this time, he has served as a Principal Investigator for research focused on the assessment and management of acute liver failure and artificial liver support. Dr. Sussman has also had leadership experience in industry as the founder and Vice President of both Amphioxus Cell Technologies from 1995 to 2003 and Hepatix, Inc from 1993 to 1995. Most recently, he has also served in senior leadership roles as a member of the Baylor Faculty Senate and as Director of the telehealth program, Project ECHO®, at Baylor St. Luke’s Medical Center.

Dr. Sussman received his MBBCh from the University of the Witwatersrand in Johannesburg, South Africa. He then completed his residency at St. Louis University Hospital and his post-doctoral fellowship at Washington University. He is Board Certified in Internal Medicine, Gastroenterology, and Transplant Hepatology. Dr. Sussman is also a Fellow of the American Association of the Study of Liver Disease, which is a designation that recognizes his superior level of professional achievement in the field of hepatology.

About DURECT Corporation

DURECT is a biopharmaceutical company committed to transforming the treatment of acute organ injury and chronic liver diseases by advancing novel and potentially lifesaving therapies based on its endogenous epigenetic regulator program. DURECT’s lead candidate, DUR-928 is an endogenous sulfated oxysterol and an epigenetic regulator. It represents a new class of therapeutics with a unique mechanism of action. DUR-928 epigenetically modulates the expression of multiple clusters of master genes that are involved in many important cell signaling pathways through which it stabilizes mitochondria, reduces lipotoxicity, regulates inflammatory or stress responses, and promotes cell survival.  This drug candidate is in Phase 2 development for the treatment of alcoholic hepatitis (AH) and the treatment of COVID-19 patients with acute liver or kidney injury as well as Phase 1 development for the treatment of nonalcoholic steatohepatitis (NASH). DURECT’s proprietary drug delivery technologies are designed to enable new indications and enhanced attributes for small-molecule and biologic drugs. One late-stage product candidate in this category is POSIMIR® (bupivacaine sustained-release solution), an investigational locally-acting, non-opioid analgesic intended to provide up to three days of continuous pain relief after surgery. For more information about DURECT, please visit www.durect.com and follow us on Twitter https://twitter.com/DURECTCorp.

DURECT Forward-Looking Statement

The statements in this press release regarding clinical development plans for DUR-928, including the potential use of DUR-928 to treat COVID-19 patients with liver or kidney injury, the potential use of DUR-928 to treat acute organ injuries, such as AH, and chronic liver diseases, such as NASH, the life saving potential of DUR-928, and the potential use of POSIMIR to provide pain relief after surgery are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risks that the clinical trial of DUR-928 in COVID-19 patients is delayed or stopped because of changes to the standard of care, the availability of alternative therapies, protocol changes or lack of available patients, the risk that future clinical trials of DUR-928 are not started when anticipated, take longer to conduct than anticipated, do not confirm the results from earlier clinical or pre-clinical trials, or do not demonstrate the safety or efficacy or the life saving potential of DUR-928 in a statistically significant manner, the risk that the FDA will not approve POSIMIR or approve POSIMIR with a limited label, the risk that additional time and resources may be required for development, testing and regulatory approval of DUR-928 or the Company’s other product candidates, potential adverse effects arising from the testing or use of our drug candidates, our potential failure to maintain our collaborative agreements with third parties and risks related to our ability to obtain capital to fund operations and expenses. Further information regarding these and other risks is included in DURECT's Form 10-Q filed on August 4, 2020 under the heading “Risk Factors.”

NOTE: POSIMIR® and SABER® are trademarks of DURECT Corporation.  Other referenced trademarks belong to their respective owners.  DUR-928 and POSIMIR are investigational drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities for any indication.

Corporate ContactMedia Contact

Mike Arenberg Alison Chen
DURECTLifeSci Communications

Chief Financial Officer+1-646-876-4932
+1-408-346-1052achen@lifescicomms.com

mike.arenberg@durect.com

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